Exhibit 99.1
Dear Shareholders and Friends,
On behalf of the Board of Directors, please allow me to thank you for your continued support of Innuity as we have come through some of the most challenging times in the history of the company. Our company is a Software as a Service (“SaaS”) company that has prided itself in helping small businesses thrive and grow with our core services. And, as the marketplace and its environment changes rapidly, so have we.
There are some twenty-four million businesses in the United States alone. As our tagline states, we believe that “Small is the new big™,” and that every small business deserves to benefit from the technology that large organizations often take for granted. Innuity differentiates itself by focusing on the needs of individual small businesses and making certain we satisfy or exceed our client expectations.
In 2006, the capital market for micro-cap companies underwent comprehensive changes. These changes required us to leverage our balance sheet and ultimately secure $2 million of debt financing from Imperium Partners in the first half of 2007.
In turn, our management team needed to focus on daily cash flow and design a plan that could improve the balance sheet without greatly compromising shareholder value. Our efforts, ingenuity, and overall business acumen resulted in a successful initiative that focused on the divestiture of non-strategic assets. This included the sale of the Vista.com domain name to VistaPrint Limited for $1.2 million in November of last year and the sale of the Jadeon business line to Radiant Systems, Inc. for $7 million this last May. Although Jadeon represented over $16 million in revenues [during 2007], our existing relationship with Radiant Systems actually stifled our distribution expansion efforts outside of California. And, from an economic basis, the business Jadeon produced less than $4.5 million in gross margin while at the same time requiring nearly all of our cash flow to operate.
While the last eighteen months have indeed been challenging, the company has at the same time made great strides in the following areas:
•	We have brought in over $8 million in cash

without further diluting our existing shareholders

•	We retired $2 million of secured debt

•	We improved our current business model
Today, we believe Innuity is poised for growth. We have a renewed focus on our core business and have initiated a series of programs that we believe can systematically improve revenues. The following is a brief review of our services, business model and growth plans for 2008/2009.
We continue to expand our service offerings both through internal development and acquisitions. We are organized into two service divisions: promotion and commerce. Our promotion services are designed to deliver our customers prospects to their business location, website or e-commerce store. Our commerce services enable our customers to conduct business with their customers electronically. Our services include:
Promotion Division

Local Search	Natural Search	Sponsored Search	Websites
LeadConnect	Search Engine	Pay-Per-Click	Business sites
YP-Guides	Optimization	Management	E-commerce sites
Domain services
Commerce Division

Wired Processing	Check Processing	Virtual Terminal
Merchant Account	Electronic Check	Wireless Credit/Debit Processing
Credit Card	Processing	Ecommerce Processing
Debit Card	ACH Conversion of	Pay-by-Phone Processing
	Physical Checks	Recurring Customer Billing
Our business model has improved as a result of the Jadeon sale. This is primarily driven by a dramatic improvement in our gross margin. Our new business model is as follows:
¡	Revenues – Over 80% of our revenues are of a recurring nature. They are either subscription-based or transactional. We anticipate that the percentage of recurring business will continue to grow.

¡	Gross Margin – Our gross margins are in excess of 60%. We believe such percentage will continue to improve with scale.

¡	G&A – We have stabilized our G&A spending and have our public company costs under control.

¡	Sales – Spending on sales will continue to increase as we grow our revenues but we anticipate improving the sales expense to revenue ratio.

¡	R&D – Spending on R&D will increase with revenues but are planned to remain at or better than the current R&D to revenue ratio.

¡	Adjusted EBITDA – We are projecting to return to positive EBITDA, adjusted for non-cash stock payments and compensation, in the second half of this year.
Moreover, we have designed three initiatives that we believe will help catalyze revenue growth:
¡	Strategic Partner Expansions – We currently have strategic partnerships with SAM’s Club and Sallie Mae. We are actively working on adding new strategic partners.

¡	Reseller Channel Development –We plan to launch a new reseller channel in the hospitality market headed by industry veteran Mark LeMay. Mark has over twenty years experience in this industry and brings both product and marketing expertise to this initiative.

¡	Direct Channel Growth – We have successfully established three direct sales teams in Phoenix, Seattle, and Los Angeles. Both Seattle and Phoenix are producing good results and we expect Los Angeles to follow shortly. We plan to add at least four more major markets this year as our initiative continues to prove itself.
In conclusion, please allow me to emphasize my belief that we have the necessary assets in place to establish Innuity as an industry leader. I look forward to the promise our new model holds for improving our business and your shareholder value.

My sincerest regards,
By:	/s/ John Wall
John Wall
Chairman & CEO